Exhibit 99.1

1136 Oak Valley Drive Ann Arbor, Michigan 48108 www.tecumseh.com
FOR IMMEDIATE RELEASE

Contact:	Jim Cain The Quell Group 248-649-8900 jcain@quell.com
James J. Connor Joins Tecumseh Products Company
as Vice President and Chief Financial Officer
ANN ARBOR, Mich. — Jan. 8, 2010 — Tecumseh Products Company (NASDAQ — TECUA, TECUB), a leading global manufacturer of compressors and related products, announced today that James J. Connor has been named vice president, treasurer and chief financial officer, effective immediately. Connor has broad experience with manufacturing companies at the CFO and CEO levels and as a strategic advisor.
Connor’s appointment follows the Company’s Dec. 23 announcement that Michael A. Noelke has been named executive vice president, sales, marketing and engineering. Noelke is joining Tecumseh from the Sporlan Division of Parker Hannifin Corp., Washington, Mo., where he was global vice president, business development.
“Jim, Mike and I share a commitment to lean manufacturing, continuous improvement in quality and product design, excellent customer service and financial discipline,” said James Wainright, Tecumseh Products’ president and chief executive officer. “That’s the formula that will drive our results going forward. We will work together to take advantage of our improved balance sheet, accelerate our drive to become cash-flow positive and create a platform for profitable growth.”
Jim Connor
Connor brings deep operational, financial and leadership skills to Tecumseh Products. As a managing director of BBK, Ltd., since 2005, he has worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies.
From 2000 to 2005, he was president and chief executive officer of Newcor, Inc., which manufactures precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. At Newcor, he implemented a Toyota-like lean production system that helped improve the company’s design and manufacturing processes and quality. He also led the company through a successful Chapter 11 reorganization in 2002-2003. He joined Newcor in 1999 as vice president and chief financial officer.
Before joining Newcor, he was vice president and chief financial officer for Rockwell Medical Technologies, Inc., from 1996 to 1999 and coordinated that company’s initial public offering. From 1991 to 1996, as president of engine bearing manufacturer Glacier Vandervell, Inc., he helped drive improved performance across all facets of the business.

Connor is an active member of the Turnaround Management Association, the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.
Mike Noelke
During his 32-year career with Sporlan, a leading global supplier of heating, ventilation, air conditioning and refrigeration components, Noelke served as division general manager, operations manager and marketing manager, as well as in various sales, engineering and planning positions. Under his leadership, Sporlan delivered significant improvements in quality, customer service and revenue driven by lean manufacturing, a disciplined supply chain management process and customer-focused product development.
Noelke has been active in supporting the refrigeration and air conditioning industry throughout his career as a member of the Refrigeration Service Engineers Society, past president of the American Society of Heating, Refrigerating and Air- Conditioning Engineers (ASHRAE) St. Louis chapter, and as a member of the communications committee and past president of the Valves and Accessories section of the Air-Conditioning, Heating, and Refrigeration Institute (AHRI).
About Tecumseh Products Company
Tecumseh Products Company is a full-line independent global manufacturer of hermetically sealed compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s website at http://www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will” and other future-tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) unfavorable changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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